EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated April 20, 2006 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 575 (Cohen & Steers Global Real Estate Portfolio 2006-2 and Preferred Securities Portfolio, Series 11) as of April 20, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
April 20, 2006